Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 8
(To Prospectus filed on November 10, 2014, as supplemented
by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated

November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, and Prospectus Supplement No. 7 dated April 7, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 8 supplements the information contained in the Prospectus, dated as of November 10, 2014, as amended by Prospectus Supplement No. 1 dated November 12, 2014, Prospectus Supplement No. 2 dated November 14, 2014, Prospectus Supplement No. 3 dated December 18, 2014, Prospectus Supplement No. 4 dated January 9, 2015, Prospectus Supplement No. 5 dated February 23, 2015, Prospectus Supplement No. 6 dated March 19, 2015, and Prospectus Supplement No. 7 dated April 7, 2015, relating to the resale of up to 53,035,356 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 8 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on April 17, 2015.

You should read this Prospectus Supplement No. 8 in conjunction with the Prospectus. This Prospectus Supplement No. 8 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 8 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 9 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 17, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-185891	99-0376434
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 15, 2015, Enumeral Biomedical Corp. (“Enumeral”), a wholly owned subsidiary of Enumeral Biomedical Holdings, Inc. (the “Company”), entered into a Third Amendment (the “Amendment”) to that certain Exclusive Patent License Agreement, dated as of April 15, 2011, by and between the Massachusetts Institute of Technology and Enumeral (as previously amended, the “Agreement”).

The Amendment revises the timetable for Enumeral to complete certain diligence obligations relating to the initiation of clinical studies in support of obtaining regulatory approval of a Diagnostic Product (as such term is defined in the Agreement), as well as the timetable by which Enumeral shall make the first commercial sale of a Diagnostic Product.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three month period ending March 31, 2015. The Company intends to seek confidential treatment for certain portions of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: April 17, 2015	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer